Exhibit 1

JOINT FILING AGREEMENT

Each of the undersigned hereby agrees that this statement on Schedule 13D is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended.

Dated: March 1, 2012

TOTAL S.A.

By:	/s/ Humbert de Wendel
	Name:	Humbert de Wendel
	Title:	Treasurer

TOTAL GAS & POWER USA, SAS

By:	/s/ Arnaud Chaperon
	Name:	Arnaud Chaperon
	Title:	Chairman